Exhibit 28j(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 33-48847) of Federated Investment Series Funds, Inc., and to the incorporation by reference of our report, dated January 25, 2012, on Federated Bond Fund (the sole portfolio constituting Federated Investment Series Funds, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 25, 2012